Exhibit 1.01

RTI Surgical, Inc.

Conflict Minerals Report

For The Reporting Period from January 1, 2017 to December 31, 2017

This Conflict Minerals Report of RTI Surgical, Inc. (this “Report”) has been prepared for the reporting period from January 1, 2017 to December 31, 2017 pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants who manufacture or contract to manufacture products containing “Conflict Minerals” (as defined in the next sentence) which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite (“coltan”), gold, wolframite, and the derivatives tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Pursuant to the Rule, we were required to conduct due diligence for 2017 on the Conflict Minerals’ source and chain of custody and to submit a Conflict Minerals Report to the SEC that includes a description of those due diligence measures. Those measures are discussed below.

Company Overview

This Report has been prepared by management of RTI Surgical, Inc. (herein referred to as “RTI Surgical”, the “Company,” “we,” “us,” or “our”). We are a global surgical implant company that designs, develops, manufactures and distributes biologic, metal and synthetic implants. Our implants are used in orthopedic, spine, sports medicine, general surgery, trauma and other surgical procedures to repair and promote the natural healing of human bone and other human tissues and improve surgical outcomes. We manufacture metal and synthetic implants and process donated human musculoskeletal and other tissue and bovine and porcine animal tissue in producing allograft and xenograft implants using our proprietary BIOCLEANSE®, TUTOPLAST® and CANCELLE® SP sterilization processes.

While our allograft and xenograft implants do not contain Conflict Minerals, we manufacture metal and synthetic implants that may contain Conflict Minerals. We do not source the necessary Conflict Minerals in the in-scope products that we manufacture directly from mines, smelters or refiners and believe that we are in most cases many levels removed from these market participants. As a result, we have limited influence over the mines, smelters, refiners and many of the other suppliers in our supply chain. Furthermore, for these reasons, and because our supply chain is large and constantly evolving, we have difficulty in obtaining information on the source of each of the Conflict Minerals in the in-scope products that we manufacture. However, through the efforts described in this Conflict Minerals Report, we attempt to ensure that our sourcing practices are consistent with our Conflict Minerals Policy, which is discussed in the section below, and to encourage conflict free sourcing in our supply chain.

We strive to conduct our activities in a manner that reflects our mission and Code of Conduct, which includes being a good corporate citizen, dealing fairly in business, behaving ethically, supporting a safe and healthy workplace, doing business in an environmentally responsible manner, and complying with applicable law. We are committed to ensuring that our supply chain reflects our values and beliefs, including adherence to principles of responsible sourcing for materials for our products. As part of our commitment we have adopted a Supply Chain Policy (“Policy”) relating to conflict minerals which is posted on our website at www.rtix.com/en_us/about/corporate-social-responsibility. Our Policy provides that we support the goals and objectives of the Dodd-Frank Act and that we expect our suppliers to support our efforts to comply with the Dodd-Frank Act and to proactively identify and make every effort to eliminate the use of any Conflict Minerals in our supply chain. In addition, we expect our suppliers to conduct business operations in an ethical manner and comply with all applicable laws related to environmental responsibility, workplace health and safety, and human resources.

Due Diligence Process

The Company’s due diligence program and related efforts on the chain of custody of the Conflict Minerals in its products has been designed in consideration of the framework in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Third Edition (the “OECD Guidance”). It is important to note that the OECD Guidance was written for both upstream and downstream companies in the supply chain. As RTI Surgical is close to the end-user of its products and is therefore a downstream company in the supply chain, our due diligence measures were tailored accordingly, which includes the five-step framework for risk-based due diligence in the mineral supply chain.

•	Project Team: We created a cross-functional project team of leaders with the goal of having competence, knowledge and experience to oversee the supply chain due diligence process.

•	Risk Assessment: We utilized a risk-based approach to survey suppliers in an attempt to identify relevant suppliers in our supply chain. In determining which suppliers to survey, the Company’s supply chain, engineering and operation personnel used Company product control data to identify parts, materials and components, which they reasonably considered to possibly contain Conflict Minerals.

•	Reasonable Country of Origin Survey (“RCOI”): For suppliers of parts, materials and components that may contain Conflict Minerals that were identified as part of our risk assessment, we worked with a third-party solution provider to distribute supplier surveys, initiate communication with those suppliers and engage those in order to conduct a RCOI.

•	Survey Analysis: We collected survey responses as they were returned, and performed analysis of the information received. Upon review, where appropriate, we asked suppliers for clarification of the supply source of their Conflict Minerals.

•	Maintenance of Reviewable Business Records: We established and implemented a system to document and track due diligence efforts. This system tracks which suppliers are utilized for each part, material or component of our products, as well as the results of each supplier’s Country of Origin Survey specifically for Conflict Minerals.

•	Reporting Violations: We maintain mechanisms by which employees, suppliers and third parties may report violations of our internal policies and procedures related to Conflict Minerals as part of our hotline and management contact processes.

We intend to continue to improve our due diligence measures, which we believe will further mitigate the risk that our necessary Conflict Minerals do not benefit armed groups. The steps we intend to take in the 2018 compliance period include:

•	work with suppliers to eliminate any high risk smelters/refiners from the supply chain;

•	develop and administer Conflict Minerals reporting training for in-scope suppliers; and

•	refine and implement strategy that will enable RTI Surgical to respond to supply chain risks.

Determination

A total of 61 suppliers were identified as in-scope and contacted as part of the RCOI process. The response rate among these suppliers was 100%. Through the smelter/refiner identification and validation process, the Company identified 33 smelters/refiners with an indication of Covered Country sourcing, see table below. Due to our downstream position in our supply chain, we rely on our suppliers for accurate smelter and refiner information.

Smelter Name	Conflict Mineral	Smelter Country
A.L.M.T. TUNGSTEN Corp.	Tungsten	Japan
Asia Tungsten Products Vietnam Ltd.	Tungsten	Viet Nam
Changsha South Tantalum Niobium Co., Ltd.	Tantalum	China
Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten	China
Duoluoshan	Tantalum	China
F&X Electro-Materials Ltd.	Tantalum	China
Ganzhou Huaxing Tungsten Products Co., Ltd.	Tungsten	China
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten	China
Global Advanced Metals Aizu	Tantalum	Japan
Global Advanced Metals Boyertown	Tantalum	United States
Guangdong Rising Rare Metals-EO Materials Ltd.	Tantalum	China
Guangdong Zhiyuan New Material Co., Ltd.	Tantalum	China
H.C. Starck Co., Ltd.	Tantalum	Thailand
H.C. Starck Hermsdorf GmbH	Tantalum	Germany
H.C. Starck Inc.	Tantalum	United States
H.C. Starck Ltd.	Tantalum	Japan
H.C. Starck Smelting GmbH & Co. KG	Tantalum	Germany
H.C. Starck Tantalum and Niobium GmbH	Tantalum	Germany
H.C. Starck Tungsten GmbH	Tungsten	Germany
Hydrometallurg, JSC	Tungsten	Russian Federation
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten	China
JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum	China
Jiujiang Nonferrous Metals Smelting Company Limited	Tantalum	China
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Tantalum	China
KEMET Blue Metals	Tantalum	Mexico
Kemet Blue Powder	Tantalum	United States
LSM Brasil S.A.	Tantalum	Brazil
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	China
Taki Chemical Co., Ltd.	Tantalum	Japan

Ulba Metallurgical Plant JSC	Tantalum	Kazakhstan
Vietnam Youngsun Tungsten Industry Co., Ltd.	Tungsten	Viet Nam
Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten	China
Xiamen Tungsten Co., Ltd.	Tungsten	China

For the 33 smelters/refiners listed in the above table, the Company found no reasonable basis for concluding that the smelters/refiners sourced Conflict Minerals that directly or indirectly financed or benefited armed groups.